Exhibit 23.1
Consent of Independent Public Accounting Firm
We consent to the use in this Filing of Reliance Steel & Aluminum Co. on Form 8-K/A of our report dated August 5, 2005 on the consolidated balance sheet of Chapel Steel Corp. and Affiliates as of June 30, 2005, and the related consolidated statements of operations, changes in shareholders’ equity, members’ equity, and partners’ capital (deficit), and cash flows for the six months ended June 30, 2005 (which includes an explanatory paragraph relating to the adoption of Interpretation No. 46R, Consolidation of Variable Interest Entities, issued by the Financial Accounting Standards Board and a separate explanatory paragraph relating to the sale of all of the outstanding common stock of Chapel Steel Corp. on July 1,2005), and our report dual-dated March 4, 2005 and July 1, 2005 on the consolidated balance sheet of Chapel Steel Corp. and Affiliate as of December 31, 2004, and the related consolidated statements of income and retained earnings, and cash flows for the year then ended (which includes an explanatory paragraph relating to the sale of all of the outstanding common stock of Chapel Steel Corp. on July 1, 2005).
/s/ Kreischer Miller
Horsham, Pennsylvania
September 14,2005